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Prospectus Supplement No. 8                     Filed Pursuant to Rule 424(b)(3)
Dated March 20, 2002                                  Registration No. 333-69744
(to Prospectus dated October 4, 2001)                        Cusip No. 501242AJ0

                                 $125,000,000

                      KULICKE AND SOFFA INDUSTRIES, INC.

              5 1/4% Convertible Subordinated Notes due 2006 and
            the Common Stock issuable upon conversion of the Notes
                            ______________________

               The following table supplements and amends the information set forth on pages 31 to 33 in the prospectus under Selling Securityholders with respect to the selling securityholders and the principal amount of notes beneficially owned by such selling securityholders that may be offered and sold pursuant to the prospectus dated October 4, 2001. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

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                                     Principal Amount                          Number of          Number of
                                      At Maturity of                           Shares of          Shares of
                                    Notes Beneficially     Percentage         Common Stock       Common Stock      Percentage of
                                      Owned that May        of Notes          Owned Prior          that May        Common Stock
               Name                     Be Sold           Outstanding      to the Offering      Be Sold (1)      Outstanding (2)

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
      Northern Income Equity Fund        $500,000                *                25,320             25,320               *
     -------------------------------------------------------------------------------------------------------------------------------

     * Less than 1%

          (1) Assumes conversion of all of the holder's notes at a conversion ratio of 50.6401 shares per $1,000 principal amount of notes. However, this conversion ratio will be subject to further adjustment as described under "Description of Notes-Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

          (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 49,034,316 shares of common stock outstanding as of September 14, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

          Because the selling securityholders listed above and in the prospectus under the caption Selling Securityholders may, pursuant to the prospectus, as supplemented, offer all or some portion of the notes, no estimate can be given as to the amount of notes that will be held by the selling securityholders upon termination of any such sales.

          Furthermore, the selling securityholders identified in the table set forth in the prospectus under the caption Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided us with information regarding their notes or common stock, and we have not made any independent inquiries as to the foregoing.

          Unless otherwise noted, all information provided in this prospectus supplement is as of March 20, 2002.